                                                                 SCHEDULE B


                  THE LUTHERAN BROTHERHOOD FAMILY OF FUNDS
               INVESTMENTS IN FOREIGN COUNTRIES AS OF 10/6/00


Australia
Brazil
Canada
Switzerland
Denmark
Belgium
Germany
Spain
Finland
France
Italy
Luxembourg
Netherlands
Portugal
Great Britain
Hong Kong
Japan
Norway
New Zealand
Phillipines
Sweden
Singapore
Taiwan